EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)
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                                                  Twelve Weeks Ended          Twenty-Four Weeks Ended
                                               --------------------------    --------------------------
                                               November 16,  November 18,    November 16,  November 18,
                                                  1996          1995            1996          1995
                                               ------------  ------------    ------------  ------------

Net income                                      $ 26,242      $   6,095       $ 44,909      $  11,821
                                                =========     ==========      =========     ==========

Weighted average common shares
 outstanding                                      37,440         36,784         37,382         31,637
Dilutive stock options                               589            443            525            348
                                                ---------     ----------      ---------     ----------
Weighted average common and common
 equivalent shares outstanding                    38,029         37,227         37,907         31,985
                                                =========     ==========      =========     ==========

Earnings per share                              $    .69      $     .16       $   1.18      $     .37
                                                =========     ==========      =========     ==========

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